Exhibit 99.1
ALTICE USA REPORTS THIRD QUARTER 2025 RESULTS
NEW YORK (November 6, 2025) -- Altice USA (NYSE: ATUS) today reports results for the third quarter ended September 30, 2025.
Dennis Mathew, Altice USA Chairman and Chief Executive Officer, said: "In the third quarter, we delivered record gross margin performance and improved operational efficiencies, reaffirmed our full-year Adjusted EBITDA outlook, continued to elevate our customer and network experience, and achieved a milestone of over 700 thousand fiber customers. At the same time, we faced intense competition and a sustained low-growth environment, which resulted in softer broadband subscriber trends. Looking ahead, we are sharpening our go-to-market and base management strategies to strengthen our broadband performance and improve our revenue trajectory in this highly competitive landscape. We remain unwavering in our discipline and focus as we continue to build a more resilient business, positioned for sustainable, long-term growth and enhanced value for our shareholders."

Third Quarter 2025 Overview
•Total Broadband Primary Service Units (PSUs) Net Losses of -58k in Q3 2025, compared to -50k in Q3 2024; Ending Total Broadband Subscribers of 4.2 million
•Total revenue of $2.11 billion (-5.4% year over year)
•Net loss attributable to stockholders of ($1,625.9) million ($(3.47)/share on a diluted basis), includes a non-cash impairment charge of approximately $1.6 billion dollars related to our indefinite-lived cable franchise rights, compared to ($43.0) million ($(0.09)/share on a diluted basis) in Q3 2024
•Net cash flows from operating activities of $0.1 billion (-66.2% year over year)
•Adjusted EBITDA(1) of $830.7 million (-3.6% year over year) and margin of 39.4%
•Cash capital expenditures of $325.5 million (-9.4% year over year) and capital intensity(2) of 15.4% in Q3 2025 (11.7% excluding FTTH and new build(3))
•Free Cash Flow (Deficit)(1) of ($178.1) million compared to $76.9 million in Q3 2024
Third Quarter 2025 Key Operational Highlights
•Focus on Profitability in a Low Growth, Highly Competitive Environment
◦Market dynamics in Q3 2025 reflected a low growth environment, heightened competition, and continued financial pressure on consumers. Despite these conditions, the Company remained disciplined, prioritizing profitable growth and margins over unprofitable volume, reinforcing our commitment to long-term value creation and operational efficiency.
•Disciplined Execution and Transformation to Drive Efficiency
◦Moderated the year over year rate of Adjusted EBITDA(1) declines in Q3 2025, supported by a reduction of Other Operating Expenses(4) of -2.4% year over year.
◦Gross Margin reached all time high of 69.7% in Q3 2025, supported by video gross margin expansion of ~350 basis points year over year.
◦Unique service call rate(5) improved by approximately 6%, and unique service visit rate(6) improved by approximately 20% Q3 2025 year over year.
◦Accelerating AI integration across sales, care, network, and product, using advanced tools designed to deliver smarter customer offers, automate network issue detection, and more efficient customer interactions.

◦Relationship NPS (rNPS)(7) grew +6 points year over year in Q3 2025 and grew +17 points in the last 3 years from Q3 2022 to Q3 2025.
•Full Year Outlook Reiterated
◦Ongoing operating improvements and efficiencies as well as topline opportunities in Q4 2025 support our goal of delivering approximately $3.4 billion of Adjusted EBITDA(1)(8) in FY 2025.
•Fiber Growth: +40k Fiber Customers
◦Reached 703k fiber customers, a 46% increase in total fiber customers in Q3 2025 compared to Q3 2024.
◦Over 3 million fiber passings at the end of Q3 2025, with 23.0% customer penetration of the fiber network, up from 16.6% in Q3 2024.
•Mobile Growth: +38k Mobile Line Net Additions
◦Reached 584k mobile lines, a 39% increase in mobile lines in Q3 2025 compared to Q3 2024.
◦Mobile customer penetration of broadband customer base(9) reached 7.3% at the end of Q3 2025, up from 5.2% in Q3 2024.
•Expanding Penetration of New and Existing Value-Added Services
◦In Q3 2025, added +58k video customers to new video tiers, compared to +5k in Q3 2024, through new video customer acquisitions and migrations of existing customers.
◦Reached 226k video customers on new tiers, or 13% of residential video customer base.
•Expanding and Enhancing Our Networks
◦In Q3 2025, added +51k total new passings and +30k fiber passings; targeting 175k total new passings in FY 2025, primarily as fiber new builds.
◦Updated projection to approximately $1.3 billion cash capital expenditures in FY 2025, driven by higher cash capital at Lightpath related to additional hyperscaler builds, as well as timing of capital spend.
◦Mid-split upgrades on hybrid-fiber-coaxial (HFC) network continue, and are expected to enable multi-gig speeds to a portion of HFC passings, with the first market expected to launch 2-Gig speeds in November 2025.
◦Lightpath continues to expand in hyperscaler community with additional contracts secured in the quarter.
•Completed Landmark $1.0 Billion Primarily HFC Asset-Backed Loan
◦As previously announced, in July 2025, Cablevision Funding LLC, an indirect wholly-owned subsidiary of Altice USA, Inc. entered into a $1.0 billion Receivables Facility Loan and Security Agreement with lenders Goldman Sachs and TPG Angelo Gordon. The Asset-Backed Loan Facility is secured by certain receivables generated by the Company’s Bronx and Brooklyn service area and network assets, located in that area, and matures in January 2031.
•Company Name Change to Optimum Communications, Inc.
◦As separately announced today, the Company plans to change its corporate name to Optimum Communications, Inc, effective November 7, 2025. The Company will cease trading under New York Stock Exchange (NYSE) ticker symbol “ATUS” and begin trading under the new symbol “OPTU” on November 19, 2025. There will be no change to the Company’s CUSIP in connection with the name and ticker symbol changes. The name and ticker symbol changes do not impact the Company’s ownership structure, leadership, services, or day-to-day operations.

Balance Sheet Review as of September 30, 2025
•Net debt(10) for CSC Holdings, LLC Restricted Group was $22,890 million at the end of Q3 2025, representing net leverage of 8.1x L2QA(11)
◦The weighted average cost of debt for CSC Holdings, LLC Restricted Group was 6.9% and the weighted average life of debt was 3.4 years.
•Net debt(10) for Cablevision Lightpath LLC was $1,486 million at the end of Q3 2025, representing net leverage of 5.6x L2QA(11)
◦The weighted average cost of debt for Cablevision Lightpath LLC was 5.3%(12) and the weighted average life of debt was 2.3 years.
•Consolidated net debt(10) for Altice USA was $25,340 million, representing consolidated net leverage of 7.8x L2QA(11)
◦The weighted average cost of debt for consolidated Altice USA was 6.9%(12) and the weighted average life of debt was 3.4 years.
Shares Outstanding
•As of September 30, 2025, Altice USA had 469,612,137 combined shares of Class A and Class B common stock outstanding.

Customer Metrics (in thousands, except per customer amounts)
	Q1-24	Q2-24	Q3-24(13)	Q4-24(14)	FY-24(14)	Q1-25	Q2-25	Q3-25
Total Passings(15)	9,679.3	9,746.4	9,784.7	9,830.8	9,830.8	9,856.1	9,891.5	9,942.9
Total Passings additions	50.6	67.2	38.3	54.4	210.4	25.2	35.4	51.4
Total Customer Relationships(16)(17)
Residential	4,326.8	4,272.3	4,217.5	4,173.7	4,173.7	4,130.5	4,088.0	4,028.6
SMB	379.7	379.7	378.4	376.6	376.6	375.3	374.3	371.9
Total Unique Customer Relationships	4,706.5	4,652.0	4,595.9	4,550.3	4,550.3	4,505.9	4,462.2	4,400.5
Residential net additions (losses)	(36.3)	(54.5)	(54.8)	(41.8)	(187.4)	(43.2)	(42.5)	(59.3)
Business Services net additions (losses)	(0.7)	0.0	(1.2)	(1.8)	(3.7)	(1.3)	(1.1)	(2.4)
Total customer net additions (losses)	(37.0)	(54.5)	(56.1)	(43.6)	(191.1)	(44.4)	(43.6)	(61.7)
Residential PSUs
Broadband	4,139.7	4,088.7	4,039.5	3,999.9	3,999.9	3,963.3	3,928.3	3,872.2
Video	2,094.7	2,021.9	1,944.8	1,880.1	1,880.1	1,792.4	1,736.3	1,674.9
Telephony	1,452.1	1,391.1	1,326.0	1,269.2	1,269.2	1,200.0	1,147.8	1,093.1
Broadband net additions (losses)	(29.4)	(51.0)	(49.2)	(37.7)	(167.3)	(36.6)	(35.0)	(56.2)
Video net additions (losses)	(77.7)	(72.8)	(77.0)	(64.3)	(291.8)	(87.7)	(56.1)	(61.4)
Telephony net additions (losses)	(63.1)	(61.1)	(65.1)	(56.7)	(246.0)	(69.2)	(52.2)	(54.7)
Residential ARPU(18) ($)	135.67	135.95	135.77	133.95	135.44	133.93	133.68	133.28
Broadband ARPU(19) ($)	73.58	74.13	74.92	74.64	74.38	75.31	74.77	74.65
SMB PSUs
Broadband	348.5	348.8	347.7	346.1	346.1	345.7	345.6	343.6
Video	87.3	85.4	83.3	81.0	81.0	78.7	76.6	74.6
Telephony	200.7	199.2	196.8	194.5	194.5	191.9	188.9	185.6
Broadband net additions (losses)	(0.4)	0.3	(1.1)	(1.6)	(2.8)	(0.4)	(0.1)	(2.1)
Video net additions (losses)	(2.3)	(1.9)	(2.1)	(2.2)	(8.5)	(2.4)	(2.0)	(2.0)
Telephony net additions (losses)	(2.6)	(1.4)	(2.4)	(2.3)	(8.8)	(2.6)	(3.0)	(3.3)
Total Mobile Lines(20)
Mobile ending lines	351.6	384.5	420.1	459.6	459.6	508.6	546.4	584.4
Mobile line net additions	29.3	33.0	35.5	39.5	137.4	49.0	37.8	38.0

Fiber (FTTH) Customer Metrics (in thousands)
	Q1-24	Q2-24	Q3-24	Q4-24	FY-24	Q1-25	Q2-25	Q3-25
FTTH Total Passings(21)	2,780.0	2,842.0	2,893.7	2,961.8	2,961.8	2,995.0	3,023.4	3,053.0
FTTH Total Passing additions	44.8	62.0	51.7	68.1	226.6	33.2	28.5	29.6
FTTH Residential customer relationships	385.2	422.7	468.5	523.4	523.4	590.2	644.6	683.6
FTTH SMB customer relationships	9.4	11.4	13.1	14.7	14.7	16.5	18.5	19.8
FTTH Total Customer Relationships(22)	394.6	434.1	481.6	538.2	538.2	606.7	663.0	703.4
FTTH Residential net additions	51.4	37.5	45.7	55.0	189.6	66.7	54.4	39.0
FTTH SMB net additions	1.9	2.0	1.7	1.7	7.2	1.8	1.9	1.4
FTTH Total Customer Net Additions	53.2	39.5	47.4	56.6	196.8	68.5	56.3	40.4

Altice USA Consolidated Operating Results ($ and shares in thousands, except per share data) (unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Revenue:

Broadband	$873,449	$913,417	$2,658,149	$2,745,400
Video	645,207	715,117	1,971,315	2,210,156
Telephony	61,791	69,877	192,836	212,545
Mobile	42,277	30,563	116,597	82,935
Residential revenue	1,622,724	1,728,974	4,938,897	5,251,036
Business services and wholesale	361,886	366,355	1,087,219	1,100,506
News and Advertising	105,863	117,682	327,044	328,687
Other	17,637	14,689	54,435	39,161
Total revenue	2,108,110	2,227,700	6,407,595	6,719,390
Operating expenses:
Programming and other direct costs	639,012	711,330	1,972,233	2,174,677
Other operating expenses	650,454	674,564	2,045,507	2,019,356
Restructuring, impairments and other operating items	1,568,120	10,871	1,656,568	15,525
Depreciation and amortization	415,308	386,342	1,243,490	1,170,503
Operating income (loss)	(1,164,784)	444,593	(510,203)	1,339,329
Other income (expense):
Interest expense, net	(459,124)	(448,168)	(1,331,799)	(1,328,264)
Gain on investments and sale of affiliate interests	—	—	5	292
Gain (loss) on interest rate swap contracts, net	1,147	(45,657)	(142)	10,220
Loss on extinguishment of debt and write-off of deferred financing costs	—	—	(1,693)	(7,035)
Other expense, net	(591)	(1,495)	(2,388)	(4,526)
Income (loss) before income taxes	(1,623,352)	(50,727)	(1,846,220)	10,016
Income tax benefit (expense)	1,397	9,892	65,008	(42,045)
Net loss	(1,621,955)	(40,835)	(1,781,212)	(32,029)
Net income attributable to noncontrolling interests	(3,944)	(2,135)	(16,614)	(16,773)
Net loss attributable to Altice USA stockholders	$(1,625,899)	$(42,970)	$(1,797,826)	$(48,802)
Net loss per share:
Basic and diluted net loss per share attributable to Altice USA, Inc. stockholders	$(3.47)	$(0.09)	$(3.85)	$(0.11)
Basic and diluted weighted average common shares (in thousands)	468,676	460,626	467,108	459,335

Altice USA Consolidated Statements of Cash Flows ($ in thousands) (unaudited)
	Nine Months Ended September 30,
	2025	2024

Cash flows from operating activities:
Net loss	$(1,781,212)	$(32,029)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,243,490	1,170,503
Indefinite-lived cable franchise rights impairment	1,611,308	—
Gain on investments, sale of assets or sale of affiliate interests	(55,119)	(292)
Loss on extinguishment of debt and write-off of deferred financing costs	1,693	7,035
Amortization of deferred financing costs and discounts (premiums) on indebtedness	15,802	15,470
Share-based compensation expense	43,628	50,351
Deferred income taxes	(177,714)	(7,129)
Decrease in right-of-use assets	33,708	33,729
Allowance for credit losses	47,624	68,433
Other	892	5,469
Change in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable, trade	(42,578)	(24,721)
Prepaid expenses and other assets	(45,616)	(127,820)
Amounts due from and due to affiliates	(5,520)	(45,700)
Accounts payable and accrued liabilities	(143,007)	(106,529)
Interest payable	(65,746)	16,990
Deferred revenue	58,700	8,589
Interest rate swap contracts	6,563	110,130
Net cash provided by operating activities	746,896	1,142,479
Cash flows from investing activities:
Capital expenditures	(1,065,163)	(1,042,975)
Payments for acquisitions, net of cash acquired	(7,616)	(5,748)
Proceeds related to sale of equipment, net of costs of disposal	62,729	3,399
Additions to other intangible assets	(643)	(1,006)
Other, net	—	350
Net cash used in investing activities	(1,010,693)	(1,045,980)
Cash flows from financing activities:
Proceeds from long-term debt	1,835,000	3,875,000
Repayment of debt	(577,619)	(3,891,175)
Principal payments on finance lease obligations	(98,347)	(99,426)
Payment related to acquisition of a noncontrolling interest	—	(7,261)
Additions to deferred financing costs	(65,937)	(18,936)
Distributions to noncontrolling interests	(26,452)	—
Other, net	(16,362)	(6,345)
Net cash provided (used in) by financing activities	1,050,283	(148,143)
Net increase (decrease) in cash and cash equivalents	786,486	(51,644)
Effect of exchange rate changes on cash and cash equivalents	354	(403)
Net increase (decrease) in cash, cash equivalents and restricted cash	786,840	(52,047)
Cash, cash equivalents and restricted cash at beginning of year	256,824	302,338
Cash, cash equivalents and restricted cash at end of period	$1,043,664	$250,291

Reconciliation of Non-GAAP Financial Measures
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, non-operating income or expenses, gain (loss) on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, interest expense, net, depreciation and amortization, share-based compensation, restructuring, impairments and other operating items (such as significant legal settlements and contractual payments for terminated employees). We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue.
Adjusted EBITDA eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our business and from intangible assets recognized from acquisitions, as well as certain non-cash and other operating items that affect the period-to-period comparability of our operating performance. In addition, Adjusted EBITDA is unaffected by our capital and tax structures and by our investment activities.
We believe Adjusted EBITDA is an appropriate measure for evaluating our operating performance. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to our ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.
We also use Free Cash Flow (defined as net cash flows from operating activities less cash capital expenditures) as a liquidity measure. We believe this measure is useful to investors in evaluating our ability to service our debt and make continuing investments with internally generated funds, although it may not be directly comparable to similar measures reported by other companies.

Reconciliation of Net Loss to Adjusted EBITDA ($ in thousands) (unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Net loss	$(1,621,955)	$(40,835)	$(1,781,212)	$(32,029)
Income tax expense (benefit)	(1,397)	(9,892)	(65,008)	42,045
Other expense, net	591	1,495	2,388	4,526
Loss (gain) on interest rate swap contracts, net	(1,147)	45,657	142	(10,220)
Gain on investments and sale of affiliate interests	—	—	(5)	(292)
Loss on extinguishment of debt and write-off of deferred financing costs	—	—	1,693	7,035
Interest expense, net	459,124	448,168	1,331,799	1,328,264
Depreciation and amortization	415,308	386,342	1,243,490	1,170,503
Restructuring, impairments and other operating items	1,568,120	10,871	1,656,568	15,525
Share-based compensation	12,013	20,170	43,628	50,351
Adjusted EBITDA	$830,657	$861,976	$2,433,483	$2,575,708
Adjusted EBITDA margin	39.4%	38.7%	38.0%	38.3%

Reconciliation of net cash flow from operating activities to Free Cash Flow (Deficit) (in thousands) (unaudited):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Net cash flows from operating activities	$147,448	$436,024	$746,896	$1,142,479
Less: Capital expenditures (cash)	325,520	359,159	1,065,163	1,042,975
Free Cash Flow (Deficit)	$(178,072)	$76,865	$(318,267)	$99,504

Consolidated Net Debt as of September 30, 2025 ($ in millions)
CSC Holdings, LLC Restricted Group	Principal Amount	Coupon / Margin	Maturity
Drawn RCF	$2,125	SOFR+2.350%	2027
Term Loan B-5	2,835	ABR(23)	2027
Term Loan B-6	1,952	SOFR+4.500%	2028(24)
Guaranteed Notes	1,310	5.500%	2027
Guaranteed Notes	1,000	5.375%	2028
Guaranteed Notes	1,000	11.250%	2028
Guaranteed Notes	2,050	11.750%	2029
Guaranteed Notes	1,750	6.500%	2029
Guaranteed Notes	1,100	4.125%	2030
Guaranteed Notes	1,000	3.375%	2031
Guaranteed Notes	1,500	4.500%	2031
Senior Notes	1,046	7.500%	2028
Legacy unexchanged Cequel Notes	4	7.500%	2028
Senior Notes	2,250	5.750%	2030
Senior Notes	2,325	4.625%	2030
Senior Notes	500	5.000%	2031
CSC Holdings, LLC Restricted Group Gross Debt	23,747
CSC Holdings, LLC Restricted Group Cash	(857)
CSC Holdings, LLC Restricted Group Net Debt	$22,890

CSC Holdings, LLC Restricted Group Undrawn RCF	$188.5

Cablevision Lightpath LLC	Principal Amount	Coupon / Margin	Maturity
Drawn RCF(25)	$—	SOFR+3.00%
Term Loan(26)	671	SOFR+3.00%	2027
Senior Secured Notes	450	3.875%	2027
Senior Notes	415	5.625%	2028
Cablevision Lightpath Gross Debt	1,536
Cablevision Lightpath Cash	(50)
Cablevision Lightpath Net Debt	$1,486

Cablevision Lightpath Undrawn RCF	$96.5

Cablevision Funding LLC	Principal Amount	Coupon / Margin	Maturity
Receivable financing loan	$996	8.875%	2031

Net Leverage Schedule as of September 30, 2025 ($ in millions)

	CSC Holdings Restricted Group(27)	Cablevision Lightpath LLC	Cablevision Funding LLC	CSC Holdings Consolidated(28)	Altice USA Consolidated

Gross Debt Consolidated(29)	$23,747	$1,536	$996	$26,279	$26,279
Cash	(857)	(50)	—	(928)	(939)
Net Debt Consolidated(10)	$22,890	$1,486	$996	$25,351	$25,340
LTM EBITDA	$2,911	$264	N/A	$3,261	$3,271
L2QA EBITDA	$2,817	$267	N/A	$3,254	$3,269
Net Leverage (LTM)	7.9x	5.6x	N/A	7.8x	7.7x
Net Leverage (L2QA)(11)	8.1x	5.6x	N/A	7.8x	7.8x
WACD(%)(12)	6.9%	5.3%	8.9%	6.9%	6.9%

Reconciliation to Financial Reported Debt
Altice USA Consolidated
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$26,150
Unamortized financing costs and discounts, net of unamortized premiums	129
Gross Debt Consolidated(29)	26,279
Finance leases	88
Total Debt	26,367
Cash	(939)
Net Debt Including Finance Leases	$25,428

(1)See “Reconciliation of Non-GAAP Financial Measures” beginning on page 7 of this earnings release.
(2)Capital intensity refers to total cash capital expenditures as a percentage of total revenue.
(3)Beginning Q1 2025, capital intensity calculation excluding FTTH and new build includes capitalized labor related to FTTH.
(4)Other Operating Expenses exclude programming and direct costs, depreciation and amortization, share-based compensation, restructuring, impairments and other operating items.
(5)Service call rate refers to the number of unique customers requiring a technical, care or support call as a percent of total customer base, annualized.
(6)Service visit rate refers to the number of unique customers requiring a service visit, as a percent of total customer base, annualized.
(7)Relationship Net Promoter Score (rNPS) measures a customer's overall loyalty and satisfaction with a company and gauges how likely a customer is to recommend the company.
(8)Adjusted EBITDA is provided on a forward-looking basis. The Company has not included a reconciliation of projected Adjusted EBITDA to net income, which is the most directly comparable GAAP measure, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company’s projected Adjusted EBITDA excludes certain items that are inherently uncertain and difficult to predict and may significantly impact the projection of net income.
(9)Mobile penetration of broadband base is expressed as the percentage of customers subscribing to both broadband and mobile services divided by the total broadband customer base. Excludes mobile only customers.
(10)Net debt, defined as the principal amount of debt less cash, and excluding finance leases and other notes.
(11)L2QA leverage is calculated as quarter end net debt consolidated divided by the last two quarters of Adjusted EBITDA annualized.
(12)The weighted average cost of debt includes floating to fixed interest rate swaps at Cablevision Lightpath LLC and Altice USA Consolidated.
(13)Customer metrics as of September 30, 2024 reflect adjustments to align to the Company’s bulk residential subscriber count policy, resulting in an increase of 4.7 thousand residential customer relationships, 3.8 thousand broadband customers and 5.2 thousand video customers. The impact of these adjustments to customer relationships, broadband and video customer net additions was not material for any period presented and as such prior period metrics were not restated.
(14)Subscriber net additions (losses) and passings additions exclude 8.3 thousand passings, 2.1 thousand customer relationships, 1.9 thousand broadband subscribers and 0.5 thousand video subscribers that were transferred in connection with a small system sale in Q4-24.
(15)Total passings represents the estimated number of single residence homes, apartments and condominium units passed by the HFC and FTTH network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our hybrid-fiber-coaxial (HFC) and fiber-to-the-home (FTTH) network. Broadband services were not available to approximately 26 thousand total passings and telephony services were not available to approximately 460 thousand total passings as of September 30, 2025.
(16)Total Unique Customer Relationships represent the number of households/businesses that receive at least one of our fixed-line services. Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets on our HFC and FTTH network. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk residential customers, such as an apartment building, we count each subscribing unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(17)Total Customer Relationship metrics do not include mobile-only customers.
(18)Residential ARPU is calculated by dividing the average monthly revenue for the respective period derived from the sale of broadband, video, telephony and mobile services to residential customers by the average number of total residential customers for the same period and excludes mobile-only customer relationships.
(19)Broadband ARPU is calculated by dividing the average monthly residential broadband revenue for the respective period by the average number of total residential broadband customers for the same period.
(20)Mobile lines represent the number of residential and business customers’ wireless connections, which include mobile phone handsets and other mobile wireless connected devices. An individual customer relationship may have multiple mobile lines. The FY 2024, Q1 2025, Q2 2025, and Q3 2025 ending lines include approximately 4.4 thousand, 7.5 thousand, 10.8 thousand, and 14.2 thousand lines related to business customers, respectively. The service revenue related to these business customers is reflected in "Business services and wholesale" in the table above.
(21)Represents the estimated number of single residence homes, apartments and condominium units passed by the FTTH network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our FTTH network.
(22)Represents number of households/businesses that receive at least one of our fixed-line services on our FTTH network. FTTH customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets on our FTTH network. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk residential customers, such as an apartment building, we count each subscribing unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(23)Beginning on March 31, 2025, we are required to pay interest on the Incremental Term Loan B-5 at a rate equal to the alternate base rate (“ABR”), plus the applicable margin, where the ABR is the greater of (x) prime rate or (y) the federal funds effective rate plus 50 basis points, and the applicable margin for any ABR loan is 1.50% per annum. Prior to March 31, 2025, we paid interest at a rate equal to Synthetic USD London Interbank Offered Rate plus 2.50% per annum.

(24)The Incremental Term Loan B-6 is due on the earlier of (i) January 15, 2028 and (ii) April 15, 2027 if, as of such date, any Incremental Term Loan B-5 borrowings are still outstanding, unless the Incremental Term Loan B-5 maturity date has been extended to a date falling after January 15, 2028.
(25)Under the extension amendment to the Lightpath credit agreement entered into in February 2024, the aggregate principal amount of revolving loan commitments available under the credit agreement increased to $115 million, of which $95 million of revolving credit commitments, if drawn, would be due on the earlier of (i) June 15, 2027 and (ii) the date that is five business days after any Extension Breach Date (as defined in Lightpath's amended credit agreement); and $20 million of revolving credit commitments, if drawn, would be due on November 30, 2025.
(26)In January 2025, Lightpath entered into a refinancing amendment to its credit agreement which reduced the applicable margins on its Term SOFR loans (as defined in Lightpath's amended credit agreement) from 3.25% per annum to 3.00%. Additionally, after giving effect to the refinancing amendment, interest on borrowings made under the Term SOFR loans are calculated without giving effect to the spread adjustments (0.11448%, 0.26161% and 0.42826% for interest periods of one, three and six months, respectively) initially provided for under Lightpath's amended credit agreement.
(27)CSC Holdings, LLC Restricted Group excludes the unrestricted subsidiaries, primarily Cablevision Lightpath LLC, Cablevision Funding LLC, and NY Interconnect, LLC.
(28)CSC Holdings Consolidated includes the CSC Holdings, LLC Restricted Group and the unrestricted subsidiaries.
(29)Principal amount of debt excluding finance leases and other notes.

Certain numerical information is presented on a rounded basis. Minor differences in totals and percentage calculations may exist due to rounding.

Contacts
Investor Relations
John Hsu: +1 917 405 2097 / john.hsu@optimum.com
Sarah Freedman: +1 631 660 8714 / sarah.freedman@optimum.com

Media Relations
Lisa Anselmo: +1 516 279 9461 / lisa.anselmo@optimum.com
Janet Meahan: +1 516 519 2353 / janet.meahan@optimum.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, video, mobile, proprietary content and advertising services to approximately 4.4 million residential and business customers across 21 states through its Optimum brand. We operate Optimum Media, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. We also operate News 12, which is focused on delivering best-in-class hyperlocal news content.
FORWARD-LOOKING STATEMENTS
Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this earnings release, including, without limitation, those regarding our intentions, beliefs or current expectations concerning, among other things, our future financial condition, liquidity and results of operations; our strategy, objectives, prospects and trends; our 2025 priorities: operational efficiency (including workforce optimization, cultural transformation and our AI capabilities and partnerships), revenue opportunity (including broadband, mobile and fiber growth and expanding penetration of new and existing product offerings), network enhancements (including our ability to deliver multi-gig speeds on HFC, expand our passings footprint, and our hyperscaler expansion opportunities) and sustainable capital structure (including our capital structure transformation plans); our expectations regarding macroeconomic conditions, consumer demand, subscriber and market share trends, and competitive dynamics, as well as other future events and developments; our go-to-market strategies, our ability to achieve targets for Adjusted EBITDA, revenue, programming and other direct costs, other operating expense, value-added services and cash capital expenditures; our ability to realize the anticipated benefits of financing and strategic transactions(such as our first-ever primarily HFC asset-backed loan); our pricing and rate management strategies and the anticipated benefits thereof; our rebranding and related initiatives and the expected benefits thereof; assumptions regarding impairment assessments and future asset valuations; and future developments in the markets in which we participate or are seeking to participate. These forward-looking statements can be identified by the use of forward-looking terminology, including without limitation the terms “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “opportunity”, “plan”, “project”, “should”, “target”, “outlook”, or “will” or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. To the extent that statements in this earnings release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q. You are cautioned to not place undue reliance on Altice USA’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made. Altice USA specifically disclaims any obligation to publicly update or revise any forward-looking statement, as of any future date.